UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 18, 2017

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	1-43	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr., Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware		19890-1615
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6019

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, including most recently in the Motors Liquidation Company GUC Trust Quarterly Report on Form 10-Q filed on February 13, 2017 (the “December 2016 10-Q”), the Motors Liquidation Company GUC Trust (the “GUC Trust”) pays the reasonable litigation defense costs (the “Avoidance Action Defense Costs”) of JPMorgan Chase Bank, N.A. (in such capacity, the “Term Loan Agent”) as defendant in an action titled Official Committee of Unsecured Creditors of Motors Liquidation Co. v. JPMorgan Chase Bank, N.A. et al., Adv. Pro. No. 09-00504 (Bankr. S.D.N.Y. July 31, 2009) (the “Term Loan Avoidance Action”), subject to the GUC Trust’s and/or the DIP Lenders’ (as defined in the December 2016 10-Q) rights to seek disgorgement of the Avoidance Action Defense Costs under certain circumstances. On April 18, 2017, the GUC Trust announced that it had reached an agreement with the Term Loan Agent with respect to the payment of Avoidance Action Defense Costs.

Background

As previously disclosed, including most recently in the December 2016 10-Q, on December 15, 2011 the GUC Trust received the benefit of approximately $42.8 million in cash (the “Residual Wind-Down Assets”) which was designated for the satisfaction of administrative expense claims (including but not limited to the Avoidance Action Defense Costs), priority tax claims, priority non-tax claims and secured claims that remained outstanding against the estates of Motors Liquidation Company and its affiliated debtors at that time (collectively, the “Residual Wind-Down Claims”). As previously disclosed, including most recently in the December 2016 10-Q, to the extent that the Residual Wind-Down Assets are, at any time, insufficient to satisfy all valid Residual Wind-Down Claims (including but not limited to Avoidance Action Defense Costs), such claims shall be paid with cash held by the GUC Trust that would otherwise be distributable to holders of the units of contingent beneficial interest in the GUC Trust (“GUC Trust Distributable Cash”). As previously disclosed in the December 2016 10-Q, the GUC Trust held $13.7 million in Residual Wind-Down Assets as of December 31, 2016, but anticipated that Residual Wind-Down Claims (including Avoidance Action Defense Costs) would exceed such assets, and would thus need to be satisfied with GUC Trust Distributable Cash. In that regard, the GUC Trust disclosed in the December 2016 10-Q that it had increased its reserves for Residual Wind-Down Claims by approximately $6.5 million to account for such potential shortfall of Residual Wind-Down Assets.

Agreement With the Term Loan Agent

On April 18, 2017, the GUC Trust entered into a letter agreement with the Term Loan Agent (the “Letter Agreement”) which, among other things, has the effect of capping the GUC Trust’s obligation to fund Avoidance Action Defense Costs in an amount that does not exceed the Residual Wind-Down Assets currently held by the GUC Trust until such time, if any, as the Term Loan Avoidance Action is fully and finally resolved by court order or settlement, which court order or settlement satisfies certain conditions as set forth below and in the Letter Agreement.

The key economic terms of the Letter Agreement are as follows:

•	The GUC Trust is required to promptly pay, from Residual Wind-Down Assets, $6,605,448.96 to the attorneys for the Term Loan Agent, which amount represents unpaid Avoidance Action Defense Costs for the months of December 2016, January 2017, and February 2017 (the “Unpaid Avoidance Action Defense Costs”);

•	The GUC Trust is required to promptly pay any reasonable Avoidance Action Defense Costs accrued by the Term Loan Agent for the months of March 2017 and thereafter, up to a cap of $4,200,000 (the “Cap”), which amount represents the remainder of Residual Wind-Down Assets that will be held by the GUC Trust following payment of the Unpaid Avoidance Action Defense Costs and certain other outstanding Residual Wind-Down Claims.

•	The GUC Trust is relieved of its obligations to satisfy any Avoidance Action Defense Costs in excess of the Cap until such time, if any, that the Term Loan Avoidance Action is resolved in full (by final court order or by settlement), which court order or settlement contains a determination that the Term Loan Agent was oversecured with respect to the loan which is the subject of the Term Loan Avoidance Action, or otherwise contains an agreement with respect to payment of the Avoidance Action Defense Costs (a “Trigger Event”).

Accordingly, unless and until a Trigger Event occurs, the GUC Trust shall have no obligation to satisfy Avoidance Action Defense Costs using GUC Trust Distributable Cash. A copy of the Letter Agreement is furnished as Exhibit 10.2 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished with this Form 8-K.

Exhibit No.	Description

10.2	Letter Agreement Between the GUC Trust and the Term Loan Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2017

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ David A. Vanaskey
Name:	David A. Vanaskey
Title:	Vice President of Wilmington Trust
Company

EXHIBIT INDEX

Exhibit No.	Description

10.2	Letter Agreement Between the GUC Trust and the Term Loan Agent

5